                                                                      EXHIBIT 11
                                                                     Page 1 of 2


                           COLGATE-PALMOLIVE COMPANY

                    Computation of Earnings Per Common Share

                  Dollars in Millions Except Per Share Amounts

                                                        Year Ended December 31,
                                                        -----------------------
                                                         1998    1997    1996
                                                        ------- ------- -------
BASIC
Earnings:
Net income............................................. $ 848.6 $ 740.4 $ 635.0
Deduct: Dividends on preferred shares..................    20.9    21.1    21.4
                                                        ------- ------- -------
Net income applicable to common shares................. $ 827.7 $ 719.3 $ 613.6
                                                        ======= ======= =======
Shares (in millions):
Weighted average shares outstanding....................   295.0   295.3   293.3
                                                        ======= ======= =======
Earnings per common share, basic....................... $  2.81 $  2.44 $  2.09
                                                        ======= ======= =======

                                                                      EXHIBIT 11
                                                                     Page 2 of 2

                           COLGATE-PALMOLIVE COMPANY

                    Computation of Earnings Per Common Share

                  Dollars in Millions Except Per Share Amounts

                                                        Year Ended December 31,
                                                        -----------------------
                                                         1998    1997    1996
                                                        ------- ------- -------
DILUTED
Earnings:
Net income............................................. $ 848.6 $ 740.4 $ 635.0
Deduct: Dividends on preferred shares..................      .5      .5      .5
Deduct: Replacement funding............................     2.0     2.7     4.8
                                                        ------- ------- -------
Net income applicable to common shares................. $ 846.1 $ 737.2 $ 629.7
                                                        ======= ======= =======
Shares (in millions):
Weighted average shares outstanding....................   295.0   295.3   293.3
Add: Assumed exercise of options reduced by the number
 of shares purchased with the proceeds.................     6.8     6.9     5.1
Add: Assumed conversion of Series B Convertible
 Preference Stock......................................    22.4    22.9    23.3
                                                        ------- ------- -------
Adjusted weighted average shares outstanding...........   324.2   325.1   321.7
                                                        ======= ======= =======
Earnings per common share, diluted..................... $  2.61 $  2.27 $  1.96
                                                        ======= ======= =======